Exhibit 10.2

AMENDMENT #1 TO SERVICES AGREEMENT

This AMENDMENT #1 TO SERVICES AGREEMENT (the “Addendum”), dated as of April 1, 2015 (the “Effective Date”), is entered into between Liberty Interactive Corporation (“Liberty”) and Provide Commerce, Inc. (“Provide”).

RECITALS

A.                                    Liberty and Provide (collectively, the “Parties”) have previously entered into a Services Agreement dated December 31, 2014 (the “Agreement”) and desire to modify certain terms and conditions therein.

B.                                    All capitalized terms used herein but not defined shall have the meanings given to such terms in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and in consideration of mutual covenants and agreements of the Parties hereto, the Parties mutually covenant and agree as follows:

1.                                      Section 6.02 of the Agreement shall be amended and replaced in its entirety with the following:

“6.02                  Termination.  Notwithstanding anything herein to the contrary, the rights and obligations of each Party under this Services Agreement shall terminate, and the obligation of the Service Provider to provide or cause to be provided any Service shall cease, on the earliest to occur of (i) the last date indicated for the termination of any Service as indicated on the Services Schedule, (ii) the date on which the provision of all Services has been cancelled pursuant to Article IV hereof, (iii) the date on which this Services Agreement is terminated by either Party, as the case may be, in accordance with the terms of Section 6.03 hereof or (iv) June 30, 2015; provided, that, in each case, no such termination shall relieve any Party of any liability for any breach of any provision of this Services Agreement prior to the date of such termination.”

2.                                      Exhibit A of the Agreement shall be amended and replaced in its entirety, as of the Effective Date, with the Exhibit A attached to this Amendment.

3.                                      Except as otherwise amended herein, the Agreement shall remain in full force and effect.

4.                                      This Amendment may be executed in any number of counterparts, each of which may be executed by less than all of the Parties hereto, and all of which together shall constitute one instrument.  This Amendment may be executed and delivered by facsimile and the Parties agree that such facsimile execution and delivery shall have the same force and effect as delivery of an original document with original signatures, and that each Party may use such facsimile signatures

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as evidence of the execution and delivery of this Amendment by all Parties to the same extent that an original signature could be used.

5.                                      This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

IN WITNESS WHEREOF, Liberty and Provide have executed this Amendment as of the Effective Date.

LIBERTY INTERACTIVE CORPORATION

Signed:	/s/ Craig Troyer

Printed Name:	Craig Troyer

Title:	Vice President

PROVIDE COMMERCE, INC.

Signed:	/s/ Scott D. Levin

Printed Name:	Scott D. Levin

Title:	Executive Vice President and General Counsel

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Exhibit A
Schedule of Services

Functional Area	Description of Service	Service End Date(1)	Payment for Service(2)

IT SERVICES

Network Access through VPN, where applicable.	As Needed.	Outside Date	Hourly Rates for Services between April 1, 2015 and Outside Date: $75/Hr
Segregated Data Storage on Provide’s Servers.	Access restricted to drive segments containing RedEnvelope data, as needed.	Outside Date	All OH Telecom and Network Services shall be billed to RedEnvelope at cost.
E-mail (including web based and VPN access)	Same as pre-close level of access and support.	Outside Date
Help Desk (including Footprints support for all IT Services specified herein)	Same as pre-close level of access and support.	Outside Date

(1)  Services contemplated in this Exhibit A shall initiate on April 1, 2015. The Receiving Party shall have the right to terminate a service soon as practicable (in accordance with the terms of the Services Agreement) but the provision of such service shall not extend past June 30, 2015 (“Outside Date”). The Outside Date may be amended by the Parties from time to time upon written amendment of this Exhibit A.

(2)  Invoices shall be submitted electronically on a bi-weekly basis, with such amounts being due within thirty (30) days of receipt of invoice.

Telecom and Network Services (e.g. internet, phone, fax, conference call, video conference, support for company approved cell/smart phones, PDAs, etc.)	Same as pre-close level of access and support.	Outside Date
IT Backup/Data Security	Same as pre-close level of access and support, as needed.	Outside Date

Computer Accessories (e.g. keyboard, mouse, monitors, ethernet cables, etc.)	To the extent it is feasible, the same as pre-close level of access and support.	Outside Date	Provide will pass through the cost to purchase any additional accessories; such costs to be approved by RedEnvelope upon request for such accessories.

Computer Software (i.e. all laptop/desktop software currently licensed to Provide, like Microsoft Office, Exchange, etc.)

To the extent it is feasible, the same as pre-close level of access and support for those suites of software. Computer Software access and support is contingent upon RedEnvelope’s agreement to destroy any such Computer Software after use.

		Outside Date	Provide will pass through Provide’s cost to purchase/license any software

Additional Transition-Out Services - Data Transfer; - Hard Good transfer; - Removal of Equipment.	Assistance (as needed) to transition the above-listed services, stand-alone systems, or platforms of Provide out to RedEnvelope.	Outside Date	External costs shall pass through to RedEnvelope.

MANAGEMENT SERVICES

Executive Management	Management of Wind-Down and Potential sale of Business and/or Assets	Outside Date

Continued legal support for corporate filings and notices from Provide	Includes access and support, including but not limited to support for corporate filings, notices, intellectual property management, and contract review.	Outside Date	Hourly Rates for Services between April 1, 2015 and Outside Date: • Management: EVP, SCO: $200/Hr VP, GM: $140/Hr VP, SCO: $140/Hr VP, HR: $100/Hr • Legal: $140/Hr

Accounting Services	Same level	Outside Date	• On-site Wind-down

Invoice Processing	Provide will continue to administer the collection of receivables and payment of bills on behalf of RedEnvelope (Provide not responsible for payment)	Outside Date	Services related to Inventory Management: $100/Hr • All other services (e.g., Payroll, General HR, Accounting): $75/Hr
Access to financial systems	Access and support as currently provided, plus normal course access and assistance for any transition to a new platform.	Outside Date	All filing costs, RedEnvelope employee costs or outside costs incurred shall pass through to RedEnvelope.
Payroll	Payroll services for salary, commissions, bonuses, direct deposit, manual checks, etc.	Outside Date
On-Site Wind-Down Services	Shut Down of Operations; Return Handling, etc.	Outside Date